EXHIBIT 4.4


                             HERITAGE BANCORP, INC.
                         EMPLOYEE INCENTIVE STOCK OPTION

     THIS EMPLOYEE INCENTIVE STOCK OPTION entered into as of the 23rd day of September, 1998, by and between HERITAGE BANCORP, INC., a Virginia corporation (hereinafter referred to as "HBI") and (hereinafter referred to as "the Employee"), an Employee of The Heritage Bank (the "Bank").

     WHEREAS, the Stockholders and the Board of Directors of the Bank determined that it was in the best interest of the Bank to establish an Employee Incentive Stock Option Plan (the "Plan"), the obligations of which Plan have been fully assumed by HBI, the sole shareholder of capital stock in the Bank. Under the terms of the Plan certain Employees of the Bank may be granted the option to acquire shares of common stock in HBI (the "Stock Option"); and

     WHEREAS, it was determined by the Stock Option Committee (the "Stock Option Committee") appointed by the Board of Directors of HBI (the "HBI Board of Directors") and ratified by the HBI Board of Directors that such stock should be sold to the Employee, upon exercise of the Stock Option, at a price no less than fair market value of the stock on the declaration date (such amount being the "Option Price"); and

     WHEREAS, the Stock Option Committee has determined, and the HBI Board of Directors has ratified such determination, that the Option Price should properly be established at Three and 87 1/2/100 Dollars ($3.875) per share; and

     WHEREAS, the Employee shall be granted this Stock Option to acquire ( ) shares of common stock of HBI; and ---------- -------

     WHEREAS, the Employee has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of a prospective investor in HBI's stock and has acquired extensive knowledge of the operations of HBI by virtue of the Employee's position as an Employee of the Bank and, upon exercise of the Stock Option, will acquire the stock in the Bank for investment purposes and not for speculation.

                              W I T N E S S E T H :

     THAT FOR AND IN CONSIDERATION of the foregoing and the mutual covenants hereinafter contained and other good and



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valuable  consideration,  the parties hereto agree as follows:

     1.  OPTION GRANT.

         HBI grants to the Employee a Stock Option to purchase ______________ (_________) shares of the common stock of HBI at a price of Three and 87 1/2/100 Dollars ($3.875) per share, which HBI and the Board of Directors deem to be fair value for such stock.


     2.  TERM OF OPTION.

         The right to exercise this Stock Option shall continue for ten (10) years following the effective date hereof as defined in Section 8 hereof, unless the Employee is discharged from employment by the Bank for cause, as defined in the Bank's Plan assumed by HBI, in which case this Stock Option shall expire six
(6) months following the date the Employee is notified of his or her discharge by the Bank.

     3.  NON-ASSIGNABILITY OF THIS OPTION.

         This Stock Option shall not be sold, pledged, assigned, hypothecated, transferred or disposed of by the Employee during the Employee's lifetime, provided however, should the Employee die during the period within which this Stock Option may be exercised, it may be exercised by the Employee's duly qualified personal representative, heirs or distributees.

     4.  EXERCISE OF OPTION.

         The Stock Option shall be deemed to have been exercised by the Employee upon delivery to HBI of written notice thereof, together with payment in full in cleared funds for the stock to be acquired, by certified mail, postage prepaid, addressed to HBI or by hand-delivery of such notice and payment to the President of HBI.

     5.  DELIVERY OF SHARES.

         Upon the exercise of the Stock Option and the tender to HBI of the purchase price for the full ______________ (_______) shares of stock, HBI shall deliver to the Employee a stock certificate reflecting the stock in HBI for which the Stock Option was exercised.


     6.  TERMS OF THE PLAN.

         This Option is granted in accordance  with the Plan

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and the provisions of the Plan are incorporated  herein by reference.  A copy of the Plan can be obtained from the Office of the President of HBI.



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     7.  SUCCESSORS AND ASSIGNS.

         All  terms of this  Agreement  shall be  binding  upon and inure to the
benefit  of,  and  be   enforceable  by  or  against,   the   respective   legal
representatives, successors and assigns of HBI.

     8.  EFFECTIVE DATE.

         The Effective Date of this Agreement shall be October 23, 1998.

     9.  GOVERNING LAW.

         This Agreement is intended to be performed in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of the Commonwealth.

     IN WITNESS whereof the parties have duly executed this Agreement.

                                             HBI:

Date:                                        HERITAGE BANCORP, INC.
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                                             By:
                                             -----------------------------------


                                             EMPLOYEE:

Date:
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